PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(7)
(TO PROSPECTUS DATED SEPTEMBER 25, 2007)	Registration No. 333-146288

$287,500,000

ICONIX BRAND GROUP, INC.

1.875% Convertible Senior Subordinated Notes due 2012

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement no. 3 supplements prospectus supplement no. 1 dated November 15, 2007 and prospectus supplement no. 2 dated November 20, 2007, and such supplements amend the prospectus dated September 25, 2007 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 1.875% Convertible Senior Subordinated Notes due 2012 and shares of our common stock issuable upon conversion of the notes.

You should read this supplement no. 3 in conjunction with the prospectus dated September 25, 2007, prospectus supplement no. 1 dated November 15, 2007 and prospectus supplement no. 2 dated November 20, 2007, referred to as the prior registration documents, which should be delivered in conjunction with this supplement no. 3. This supplement no. 3 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 3 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 3 supersedes or supplements certain information contained in the prior registration documents.

See “Risk Factors” on page 7 of the prospectus dated September 25, 2007 to read about the risks involved in investing in the notes and our common stock issuable upon conversion of the notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT NO. 3 TO THE PROSPECTUS OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The table under the caption “Selling Securityholders” beginning on page 22 of the prospectus (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” beginning on page 2 of supplement no. 1 dated November 15, 2007 and page 2 of supplement no. 2 dated November 20, 2007) is hereby supplemented by adding to it the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below.

We prepared this table based on information supplied to us by the selling securityholders named in the table below on or prior to June 9, 2008. Information about the selling securityholders may change over time.

Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The selling securityholder identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act, all or a portion of its notes since the date on which they provided the information regarding their notes.

SELLING SECURITYHOLDERS

Additional Selling Securityholders

	Notes		Common Stock
Name of Selling Securityholder	Principal amount beneficially owned	Principal amount offered	Number of shares beneficially owned(1)(2)	Number of shares offered(1)
Credit Suisse Securities (USA) LLC (3)	$7,235,000	$7,235,000	262,518	262,518

(1)
Includes the maximum number of shares of common stock issuable upon conversion of the notes assuming that all outstanding notes are converted and that for each $1,000 in principal amount of the notes a maximum of 36.2845 shares of common stock are issuable upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes could increase or decrease in the future. In addition, the number of shares of common stock listed for the identified selling securityholder does not include fractional shares.

(2)
In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1) above, also includes for the selling securityholder any other shares of common stock identified to us by the selling securityholder as beneficially owned by it.

(3)	The selling securityholder is a broker-dealer.

The date of this supplement no. 3 is June 10, 2008.